Exhibit 10.2

[CSI LETTERHEAD]

May 12, 2009

Andrew Barron Worden Barron Partners LP 730 Fifth Avenue, 25th Floor New York, NY 10019 Joe G. Black 204 Mt. Calvary Church Road Easley, SC 29642	Nancy K. Hedrick Beverly N. Hawkins Thomas P. Clinton William J. Buchanan Computer Software Innovations, Inc. 900 East Main Street, Suite T Easley, SC 29640

Re:	Extension of Subordinated Notes and Waiver

Ladies and Gentlemen:

Each of you is the holder of a separate Subordinated Promissory Note dated February 11, 2005 payable by Computer Software Innovations, Inc. (the “Company”) in the original principal amount of $1,875,200.00 in the case of Barron Partners LP (“Barron”) and $375,000.00 in the case of all individual holders (collectively, as amended by the Prior Extension (as hereinafter defined), the “Notes” and each a “Note”). The remaining principal amount owing on the Notes as of the date of this letter is $975,200.00 in the case of Barron and $195,040.00 in the case of all individual holders. The Notes were originally due and payable in full on May 10, 2006, and pursuant to a letter agreement (the “Prior Extension”) dated April 23, 2008 between the Company and the holders of the Notes (the “Noteholders”), the maturity date of the Notes was extended until March 31, 2009. The principal amount of the Notes was not paid at the March 31, 2009 maturity and, accordingly, the Notes are currently in default. Pursuant to the Prior Extension and the original terms of the Notes, the Company has paid all accrued interest due and payable to date at the default rate of fifteen percent (15%) per annum (the “Default Rate”).

Following recent discussions with each of you, the Company is proposing the following amendments, payments and waiver with respect to the Notes (collectively, the “Amendment and Waiver”):

1. With respect to the Note held by Barron, the maturity date will be extended from March 31, 2009 until August 30, 2009 (the “New Maturity Date”), on which date all principal and accrued interest will be due and payable in full to Barron.

2. Prior to the New Maturity Date, the Company shall apply any proceeds from the exercise of the common stock warrants held by Barron to pay down the outstanding principal on the Notes. The parties agree that any such proceeds shall be applied 75% toward the Note held by Barron and 25% to the Notes held by the individual Noteholders until Barron is paid in full, and thereafter 100% of such proceeds shall be applied to the Notes held by the individual Noteholders.

3. Subject to the exercise by the Company’s board of director of fiduciary duties, the Company shall utilize its commercially reasonable best efforts to obtain financing from its bank to refund all amounts owing under Barron’s Note, in the event such Note has not been repaid in full as of the New Maturity Date.

4. With respect to the Notes held by the individual Noteholders, the maturity date of each of the Notes will be extended until the New Maturity Date; provided, however, that the Company and the individual Noteholders agree that, if there remains principal outstanding under the individual Noteholders’ Notes on the New Maturity Date, they will strive to negotiate a new mutually agreeable repayment schedule for the Notes held by the individual Noteholders.

5. The Company within five (5) days of the date of this letter will make principal payments on the Notes (the “Principal Payments”), $100,000.00 in the case of the Note held by Barron and $20,000.00 each in the case of the other Noteholders.

6. As a result of the extension of the Notes described in paragraphs 1 and 4 above, the Notes will not be in default with respect to principal payments. Further, each Noteholder hereby waives any existing or past default based on the Company failing to make any payment of interest or principal when due.

7. Despite the Notes not being in default, the Notes will continue to bear interest at the Default Rate until the New Maturity Date.

8. Barron shall exercise its commercially reasonable best efforts to exercise its Company common stock warrants upon the Company’s share price reasonably exceeding the exercise price of such warrants.

To evidence your agreement with the Amendment and Waiver of the Notes set forth above, please execute this letter in the signature space provided below and return the executed letter to me as soon as possible by facsimile or email. Upon receiving signed letters from all of the Noteholders, the Company will make the applicable Principal Payments to each of you. The Amendment and Waiver shall become effective with respect to a particular Note only when the Noteholder receives his or her agreed Principal Payment.

Please call me if you have any questions.

Sincerely,

/s/ David D. Dechant
David D. Dechant
Chief Financial Officer

BARRON PARTNERS LP

By:	Baron Capital Advisors LLC,
Its General Partner

By:	/s/ Andrew Barron Worden
Andrew Barron Worden,
Managing Member

/s/ Nancy K. Hedrick
Nancy K. Hedrick

/s/ Beverly N. Hawkins
Beverly N. Hawkins

/s/ Thomas P. Clinton
Thomas P. Clinton

/s/ William J. Buchanan
William J. Buchanan

/s/ Joe G. Black
Joe G. Black